Exhibit 10.3
AMENDED AND RESTATED
COTY INC.
ANNUAL PERFORMANCE PLAN
(as of February 1, 2017)
SECTION 1.     Purpose. The purpose of the Coty Inc. Annual Performance Plan, as Amended and Restated on February 1, 2017 (the “Plan”) is to promote the profitability of Coty Inc., its subsidiaries and affiliates (the “Company”) by providing senior executives and top line managers with incentive awards based on the achievement of objectively determinable goals that are aimed at increasing shareholder value. The effective date of this Plan is the Restatement Effective Date.
SECTION 2.    Definitions. For the purposes of the Plan, the following terms shall have the meanings indicated:
“Affiliate” shall mean (i) any entity that, directly or indirectly, controls or is controlled by the Company and (ii) any entity in which the Company has a significant equity or other ownership interest, in either case as determined by the Committee.
“Award” shall mean the grant of an award by the Committee to a Participant. An Award shall represent the opportunity to qualify for an Incentive Award in accordance with the terms of the Plan.
“Base Salary” shall mean a Participant’s annual gross salary rate in effect on the day on which the Committee determines the Performance Criteria and relevant levels of achievement that will be used to calculate an Incentive Award for a given Performance Period.
“Board” shall mean the Board of Directors of the Company.
“Cause” shall have the meaning set forth in any employment, severance or other agreement between the Company or an Affiliate and the Participant. If there is no employment, severance or other agreement between the Company or an Affiliate and the Participant, or if such agreement does not define “Cause,” then “Cause” shall mean the occurrence of any of the following, as determined by the Committee in its sole discretion:
(A)    a Participant’s willful and continued failure substantially to perform his duties (other than as a result of total or partial incapacity due to physical or mental illness or as a result of voluntary termination of employment by such Participant) which failure continues for more than 30 days after receipt by the Participant of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination under this clause (A),

(B)    any willful act or omission by a Participant constituting dishonesty, fraud or other malfeasance, and any act or omission by a Participant constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Company or any of its Affiliates,
(C)    a Participant’s indictment for a felony under the laws of the United States or any state thereof or a similar event in any other jurisdiction in which the Company or its Affiliates conduct business, or
(D)    a Participant’s breach of any restrictive covenants by which he or she is bound.
For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by a Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.
“Change in Control” shall be deemed to have occurred if:
(A)    Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that is not the Majority Shareholder is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities representing either (i) more than 50% of the combined voting power of the Company’s then outstanding securities, or (ii) 20% or more of the combined voting power of the Company’s then outstanding securities at a time when the Majority Shareholder holds less than 30% of such combined voting power. For purposes of this clause (A), “beneficial owner” has the meaning given that term in Rule 13d 3 under the Exchange Act, except that a Person shall be deemed to be the “beneficial owner” of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such Rule;
(B)    Individuals who constitute the Board on the Original Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided, that any Person becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters of the directors then comprising the Incumbent Board shall be, for purposes of this clause (B), considered as though such Person were a member of the Incumbent Board; and provided, further, that this clause (B) shall not apply as long as the Majority Shareholder is the beneficial owner of a majority of the Company’s common stock;
(C)    The Majority Shareholder enters into any joint venture, joint operating arrangement, partnership, standstill agreement or other arrangement similar to any of the foregoing with any other Person or group, pursuant to which such Person or group assumes significant operational or managerial control of the Company; or

(D)    The shareholders of the Company approve a plan or agreement providing (i) for a merger or consolidation of the Company other than with a wholly owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company. If any of the events enumerated in this clause (D) occurs, the Board shall determine the effective date of the Change in Control resulting therefrom for purposes of this Plan.
“Committee” shall mean the Remuneration and Nominating Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the independence requirements of the New York Stock Exchange, Inc. or any other applicable exchange on which the Company’s common equity is at the time listed. The Committee shall consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” under Section 162(m).
“Determination Date” shall mean the date that is 90 days after the beginning of a Performance Period or, if earlier, the date on which no more than 25% of the Performance Period has elapsed.
“Disability” shall mean either (i) disability as defined for purposes of the Company’s disability benefit plan, or (ii) a Participant’s inability, as a result of physical or mental incapacity, to perform the duties of his or her position(s) for a period of six consecutive months or for an aggregate of six months in any consecutive 12-month period.
“Employment Agreement” shall mean, with respect to a Participant, any employment agreement by and between the Company and such Participant as in effect from time to time.
“Executive Officer” means any Company employee who is an “executive officer” as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended.
“Incentive Award” shall mean the incentive compensation payable to a Participant, as determined by the Committee pursuant to the terms of the Plan.
“Majority Shareholder” means (i) the Company’s majority shareholder as of the Original Effective Date or (ii) a Benckiser Permitted Holder as defined in the Company’s Certificate of Incorporation effective on the Original Effective Date or any other similarly situated Person as determined by the Committee.

“Maximum Award” means, with respect to any Participant for any fiscal year of the Company in which one or more Performance Periods ends, $8,000,000.
“Original Effective Date” means June 12, 2013.
“Participant” shall mean an Executive Officer or other key employee of the Company selected by the Committee in accordance with Section 4 who receives an Award.
“Performance Criteria” shall mean objective criteria selected by the Committee (in its sole and absolute discretion consistent with the terms of the Plan), which may be based on the relative or comparative attainment of one or more of the following criteria during a Performance Period, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: total stockholder return (inclusive or exclusive of dividends paid); stock price; gross, operating or net earnings or margins; approved rate increases; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA excluding traditional working media; earnings per share; economic value added; ratio of operating earnings to capital spending; net sales; sales growth; return on assets, capital or equity; income; market share; level of expenses; revenue; revenue growth; cash flow; increases in customer base; capital expenditures; cost reductions and expense control objectives; compliance with environmental or regulatory goals or requirements; conservation; budget objectives; working capital; mergers, acquisitions and divestitures; attainment of objectives measured in terms of quality or safety; talent management; customer complaints or customer satisfaction; and improvements in financial controls; and, in the case of persons who are not Executive Officers, such other criteria as may be determined by the Committee. Performance Criteria may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, or geographic locations, or on an individual basis.
At the time the Committee establishes Performance Criteria for a Performance Period, the Committee may exclude any or all items determined to be unusual in nature and/or infrequent in occurrence as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any subsidiary, discontinued operations, other unusual or infrequently occurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Unless otherwise explicitly stated by the Committee at the time Performance Criteria are established, each applicable performance goal shall be appropriately adjusted for one or more of the following items: (i) amortization, asset impairments or write downs; (ii) litigation judgments or claim settlements; (iii) the effect of changes in tax law, accounting principles or such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; (v) any items determined to be unusual in nature and/or infrequent in occurrence as described in Accounting Standards Codification (ASC) 225-20, as amended, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) the operations of any business acquired by the Company or any affiliate or of any joint venture in which the Company or affiliate participates; (vii) the divestiture of one or more business operations or the assets thereof; or (viii) the costs incurred in connection with such acquisitions or divestitures; and (ix) charges for stock based compensation.
Except in the case of Awards to Executive Officers intended to be ‘performance-based compensation’ under Section 162(m), the Committee may at any time adjust the Performance Criteria for any Performance Period as it deems equitable. The Committee shall have no obligation to treat Participants uniformly.
“Performance Period” means the period selected by the Committee, which shall generally coincide with the Company’s fiscal year. The Committee shall not be required to establish the same Performance Period for all Participants.
“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other entity, whether foreign or domestic, including any governmental entity or any department, agency or political subdivision thereof.
“Restatement Effective Date” means February 1, 2017.
“Retirement” shall mean a termination of employment (other than a termination of employment for Cause):
(A)    after attaining age 60, but only if the Company or the employing Affiliate consents to the treatment of such termination as a “Retirement” for purposes of this Plan; or
(B)    qualifying as a retirement at normal retirement age under the laws and/or arrangements applicable to the Participant, as reasonably determined by the Committee.
“Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations or governing authority promulgated thereunder, as in effect from time to time.
SECTION 3.    Administration.
(a)    The Plan shall be administered by the Committee, which shall have full authority to interpret the Plan and from time to time to adopt such rules and regulations for carrying out the Plan as it may deem best.
(b)    All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made at a meeting duly called and held. All decisions by the Committee (or if applicable, the Board) pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Participants, the Company and shareholders. The Committee may delegate to the Company’s Executive Committee its authority under the Plan with respect to Participants who are not Executive Officers; provided that all such Awards and payments in the aggregate do not exceed the total Awards and payments approved by the Committee for such Participants for the Performance Period.
SECTION 4.    Eligibility. Subject to the provisions of the Plan, the Committee, in its sole and absolute discretion, may select at the outset of each Performance Period those Executive Officers, officers or employees (including those who are also directors) of the Company who will be granted Awards under the Plan with respect to such Performance Period. No member of the Committee shall be eligible to receive an Award under the Plan.
SECTION 5.    Amount and Payment of Incentive Award.
(a)    No later than the Determination Date, the Committee shall establish the applicable Performance Criteria and relevant levels of achievement that will be used to calculate an Incentive Award, if any, based on a percentage of the Participant’s Base Salary or such other basis as determined by the Committee. Such performance levels may be expressed as a target level, minimum level, maximum level, or such other levels as determined by the Board and communicated in writing to the Participant. For avoidance of doubt, electronic transmission shall be considered in writing for all purposes under the Plan.
(b)    Within a reasonable time after the close of a Performance Period, the Committee (or solely with respect to Participants who are not Executive Officers, the Committee’s delegate, if any) shall determine whether the objective Performance Criteria and applicable levels of achievement established for that Performance Period have been met by the respective Participants. If the objective Performance Criteria and any other material terms established by the Committee have been met by a Participant, the Committee shall so certify in writing with respect to such Participant the actual level of achievement of the Performance Criteria applicable to such Participant for the Performance Period.
(c)    If the Committee has made the written certification under Section 5(b) for a Performance Period, each Participant to whom the certification applies shall be eligible for an Incentive Award for the Performance Period. The Incentive Award for each such Participant shall not exceed the Maximum Award. For any Performance Period, however, the Committee shall have sole and absolute discretion to adjust the amount of, or eliminate entirely, the Incentive Award to one or more of the Participants based upon the Committee’s review of the objective performance goals for each Participant; provided, however, that for any Incentive Award that is intended to qualify as “performance-based compensation” under Section 162(m), the Committee shall have discretion to reduce the amount of such Incentive Award or eliminate the Incentive Award entirely, but not to increase the amount of any Award.
(d)    Any amounts a Participant has qualified to receive in respect of an Award as determined by the Committee (or, as applicable, its delegate) shall be paid to Participants no later than two and one-half months after the later of the end of the calendar year or the end of the Company’s tax year, in each case in which the applicable Performance Period ends (except to the extent the Participant has made a timely election to defer the payment of all or any portion of such Incentive Award under a Company-approved deferred compensation plan or arrangement). Payment shall be in cash or in shares of Company or Affiliate stock pursuant to a long term incentive compensation plan that has been approved by shareholders. Each Award shall be paid solely from the general assets of the Company and nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. The Company has no obligation to fund, segregate or otherwise set aside amounts to be used to make payments under this Plan.
(e)    Participation in the program ends when a Participant’s employment ends. Except as otherwise provided in Section 5(f) or in an Employment Agreement or as determined by the Committee, the Participant must be actively employed by the Company on the payment date in order to qualify for payment with respect to an Award.
(f)    Except as otherwise provided in an Employment Agreement or as determined by the Committee, if a Participant’s employment terminates during a Performance Period by reason of Retirement, Disability or death, the Participant shall be entitled to payment, at the same time as payment to other Award holders is made, of a prorated Award reflecting the portion of the Performance Period during which he or she was employed, based on actual results achieved for such Performance Period. For avoidance of doubt, if a Participant’s employment terminates after the end of a Performance Period by reason of Retirement, Disability or death, the Participant shall be entitled to payment, at the same time as payment to other Award holders is made, of the full Award based on actual results achieved for such Performance Period.
(g)    With respect to any Award or portion of an Award that is not to an Executive Officer or not intended to qualify as “performance-based compensation” under Section 162(m), the Committee may grant an Award on terms and conditions as determined by the Committee in its sole discretion, including an Incentive Award based on factors other than Performance Criteria.

SECTION 6.    General Provisions.
(a)    No portion of any Award under the Plan may be assigned or transferred prior to the payment thereof.
(b)    All payments made pursuant to the Plan shall be subject to withholding in respect of income and other taxes required by law to be withheld or to withholding and offset by the Company in respect of any other amounts due and owing the Company by a Participant, in accordance with procedures to be established by the Committee.
(c)    The selection of an individual for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company, and the right of the Company to dismiss or discharge any such Participant, or to terminate any arrangement pursuant to which any such Participant provides services to the Company, is specifically reserved. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude, the payment of other forms of compensation to or in respect of such Participants.
(d)    The Board and the Committee shall be entitled to rely on the advice of counsel and other experts, including the independent public accountants for the Company. No member of the Board or of the Committee or any officers of the Company shall be liable for any act or failure to act under the Plan.
(e)    Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.
(f)    No member of the Committee or the Board shall participate in any action of the Committee or the Board involving that member.
(g)    The Committee may cancel, withhold, defer or reduce the amount to be paid under any Award, and no Participant shall have any contractual right under the Plan to the Award of any amount hereunder, if the Committee determines to do so, in its absolute discretion, for any reason, including but not limited to a breach by a Participant of any agreement with or obligation to the Company.
(h)    Notwithstanding any provision in the Plan to the contrary, Awards granted or paid under the Plan will be subject to recoupment by the Company pursuant to any “clawback” or similar compensation recoupment policy that may be established by the Company.
SECTION 7.    Change in Control. Upon a Change in Control of the Company, the Board may, in its discretion, deem Performance Criteria to have been achieved at such level of performance as designated by the Committee with respect to any applicable Performance Criteria under any outstanding Award relating to the Performance Period in which the Change in Control occurs. Any such Award shall be paid within five business days following such Change in Control; provided, however, that any such Award shall be reduced by the amount of any comparable benefit to which the Participant would be entitled under applicable law upon termination of employment.
SECTION 8.    Amendment and Termination of the Plan. The Board or the Committee may, at any time or from time to time, terminate, in whole or in part, or amend the Plan. In the event of such termination, in whole or in part, of the Plan, the Board or the Committee may in its sole discretion direct the payment to Participants of any Awards not theretofore paid out prior to the respective dates upon which payments would otherwise be made hereunder to such Participants, in a lump sum or installments as the Board shall prescribe with respect to each such Participant, as permitted under Section 409A of the Code. To the extent required by applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval.
SECTION 9.    Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award shall be determined in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.
SECTION 10.    Application of Section 162(m). Except as set forth in Section 5(g) of the Plan, the Plan is intended to be administered, interpreted and construed so that Incentive Award payments may qualify as “performance-based compensation” under Section 162(m).
SECTION 11.    Duration of the Plan. The Plan shall remain in effect until terminated by the Board or the Committee.
SECTION 12.    Application of Section 409A. Incentive Awards payable under the Plan are intended to qualify for exemption from or, in the alternative, comply with, Section 409A. The Plan shall be construed and interpreted in accordance with such intent. If any provision of the Plan needs to be revised to satisfy the requirements of Section 409A, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of Section 409A and any such modification shall attempt to maintain the same economic results as were intended under the Plan. The Company makes no guarantee that payments under the Plan will satisfy all applicable requirements for exemption from Section 409A. Payments made to a participant under the Plan in error shall be returned to the Company and do not create a legally binding right to such payments.
SECTION 13.    Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.